Artesyn Prices $75 Million Convertible Senior Subordinated Notes

      BOCA RATON, Fla., Aug. 8 /PRNewswire-FirstCall/ -- Artesyn Technologies, Inc. (Nasdaq: ATSN), a world leader in providing advanced power conversion equipment and real-time subsystems to the communications industry, announced today the pricing of its offering of $75 million of convertible senior subordinated notes ("Notes"), due August 2010, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the Notes is expected to close on August 13, 2003.

      The Notes will bear interest at the rate of 5.5% per year and will be payable semiannually in arrears on February 15 and August 15 of each year. Holders of the Notes may convert their notes into Artesyn's common stock at any time prior to maturity, unless previously redeemed or repurchased, at a conversion price of approximately $8.064 per share, which is equivalent to an initial conversion rate of approximately 124.0079 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. Artesyn has also granted the initial purchasers of this offering a 30-day option to purchase up to an additional $15.0 million of the Notes.

      Artesyn will have a call option, pursuant to which it may redeem the securities, in part or in whole, on or after August 15, 2008, at 100% of the principal amount plus accrued and unpaid interest up to the redemption date.

      The Company intends to use the net proceeds from this offering to fully repay its existing subordinated convertible note due January 2007 in the principal amount of $50 million and for working capital and general corporate purposes.

      This announcement does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and are only being offered to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A. Unless so registered, the Notes and any common stock issued upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

SOURCE  Artesyn Technologies, Inc.
    -0-                             08/08/2003
    /CONTACT: Richard Gerrity, Treasurer, +1-561-451-1017, or Pamela Rembaum, Director, Investor Relations, +1-561-451-1028, both of Artesyn Technologies/
    /Web site:  http://www.artesyn.com/
    (ATSN)

CO:  Artesyn Technologies, Inc.
ST:  Florida
IN:  CPR
SU: